Exhibit 99.1

Contacts:	Superior Offshore International, Inc.
Roger Burks, Chief Financial Officer
713-725-0098

DRG&E
Ken Dennard / Anne Vincent
713-529-6600
Superior Offshore International Announces
First Quarter 2007 Results
     HOUSTON, May 17, 2007 — Superior Offshore International, Inc. (Nasdaq: DEEP), a leading provider of subsea construction and commercial diving services on the outer continental shelf of the Gulf of Mexico, today announced operating results for the quarter ended March 31, 2007.
     The Company reported total revenues of $54.3 million for the first quarter of 2007, compared with revenues of $49.4 million in the prior year’s first quarter, an increase of 10 percent. Revenues for the first quarter of 2007 exceeded the estimate included in the Company’s Prospectus relating to its initial public offering completed on April 25, 2007.
     Net income was $6.2 million in the first quarter of 2007, compared with $11.9 million in the first quarter of 2006. EBITDA (defined as net income before interest expense, provision for income taxes, and depreciation and amortization) was $10.2 million in the first quarter of 2007, compared with $19.4 million in the first quarter of 2006. A reconciliation of EBITDA, a non-GAAP financial measure, with the Company’s net income and net cash provided by operating activities is found on last page of this news release.
     First quarter revenues benefited from the Company’s continued use of short-term chartered vessels and the provisioning of divers and technical expertise on vessels and platforms owned and operated by third parties. This was partly offset, however, by fewer vessel revenue days attributable to the Company’s fleet, which resulted from (1) the drydocking of the Superior Endeavour for upgrades that began in early February 2007 and (2) lower utilization of the Company’s four-point vessels in the Gulf of Mexico as compared with the first quarter of 2006, when customers paid standby rates during what is typically a low-activity season due to harsh weather to ensure that vessels were available to repair 2005 hurricane damage.

     Net income was impacted by the effect of the increased number of vessel charters and third-party equipment rentals; by increased labor and employee benefit costs for additional administrative, sales and diving personnel; and increased insurance costs and professional fees.
     The Company continues to pursue its strategy of expanding into international markets. In May 2007, the Company entered into a letter of intent with a major energy company for a significant project in Trinidad. The project will utilize two of the Company’s dynamically positioned vessels, the Gulmar Falcon and the Gulmar Condor, one of the Company’s work class remotely operated vehicles and a four-point barge that will be provided by a third party under a cooperation arrangement. The project, which is on a dayrate basis, is expected to begin in June 2007 and is scheduled to last for approximately four to five months. As a partial result of this international expansion, the Company estimates that approximately 75% of its revenues during the duration of the Trinidad project will be derived from non-hurricane-related projects.
     “We are pleased with our results for the first quarter of 2007, with revenues exceeding our earlier forecast,” said James J. Mermis, President and Chief Executive Officer. “Utilization and average dayrates for the Gulmar Falcon and the Adams Surveyor, which are our two dynamically positioned vessels that are currently in service, have been strong in the first half of the second quarter. We expect continued strong demand for these vessels, which should benefit us as the Superior Endeavour is placed in service late in the second quarter of 2007 and the Gulmar Condor enters service early in the third quarter of 2007. We are also beginning to see improvement in the four-point market, with all three of our in service four-point vessels currently being utilized.
     “We are also pleased with the progress we have made in providing diving services and technical expertise to customers without the use of our own vessels, including our ongoing work for Heerema Marine Contractors on the Independence Hub and Neptune projects and for Shell on the Mars and Ursa TLP projects,” said Mermis.
     “We continue to expect strong demand for vessels and diving services for the next several years on the outer continental shelf of the Gulf of Mexico, and we are pursuing our strategy of expanding into the deepwater of the Gulf and into additional international markets, as demonstrated by our significant new project in Trinidad. We are positioning the Company for growth through the construction of the Superior Achiever, the construction of a new portable saturation diving system, the refurbishment of an existing system, and the purchase of ROVs that will enable us to work at greater depths,” Mermis said.

Initial Public Offering
     Superior Offshore International’s initial public offering of common stock, completed on April 25, 2007, raised a net $119.4 million through the issuance of 11.7 million common shares at $15 per share, including 3 million shares sold by existing shareholders. The Company used the net proceeds of the offering to:
–	repay in full its senior secured term loan using $68.4 million from the offering and $43.5 million from the loan;

–	repay $6.6 million of outstanding borrowings under its revolving credit facility; and

–	pay a special cash dividend of $28 million to the Company’s existing stockholders.
After making the repayment of these debt amounts, the Company had no debt outstanding on April 25, 2007. The Company retained $17.9 million from the initial public offering for future capital expenditures.
     The Company today filed its first quarter 2007 report on Form 10-Q with the U.S. Securities and Exchange Commission. The filing is available in the Investor Relations section of Superior’s website under “Financial Information” at www.superioroffshore.com.
Forward Looking Statements
     Certain statements contained in this news release are forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements include information concerning our possible or assumed future business and financial performance and results of operations, including statements regarding expected drydocking schedules and the dates vessels and equipment will be placed in service; expectations regarding demand for our services, operating revenues and other matters with regard to the outlook of our business and industry; our strategy, including the expansion and growth of our operations; and our plans, expectations and any effects of expanding our deepwater capabilities and pursuing international growth opportunities. We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such statements. Although it is not possible to identify all factors, we continue to face many risks and uncertainties. Some of the factors that could cause actual future results to differ materially are described under the caption “Risk Factors” in our Prospectus, dated April 19, 2007 and filed with the Securities and Exchange Commission on April 20, 2007, which may be obtained by visiting the Investor Relations section of our website under “Financial Information” at www.superioroffshore.com or from the SEC’s website at www.sec.gov.

About Superior Offshore International
     Superior Offshore International is a leading provider of subsea construction and commercial diving services to the crude oil and natural gas exploration and production and gathering and transmission services on the outer continental shelf of the Gulf of Mexico. Superior Offshore’s subsea construction services include installation, upgrading and decommissioning of pipelines and production infrastructure, and its commercial diving services include recurring inspection, maintenance and repair services as well as support services for subsea construction and salvage operations. Superior Offshore performs its services in both surface and saturation diving modes in water depths of up to 1,000 feet. Superior Offshore’s operations also include ROV/Deepwater and Construction/Fabrication divisions.
     Superior Offshore International is headquartered in Houston and maintains offices and support facilities strategically located in North America, Africa and the Middle East.
Financial statements follow

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues
Diving services, net	$52,467,179	$45,796,051
Fabrication	1,867,129	3,500,949
Other	—	74,670

	54,334,308	49,371,670

Costs of revenues (excluding depreciation and amortization)	33,094,499	23,885,166
Selling, general and administrative	11,059,682	6,086,211
Depreciation and amortization	1,170,110	731,383

Income from operations	9,010,017	18,668,910
Interest expense (income), net	(225,412)	335,153

Income before income taxes	9,235,429	18,333,757
Provision for income taxes	3,050,101	6,416,815

Net income	$6,185,328	$11,916,942

Earnings per share:
Basic and diluted	$0.42	$0.80

Weighted average shares outstanding	14,836,667	14,836,667

Reference is made to the Notes to the Condensed Consolidated Financial Statements
contained in the Quarterly Report on Form 10-Q of Superior Offshore International, Inc.

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,480,928	$2,556,068
Accounts receivable, net of allowance for doubtful accounts of $980,797 and $1,084,453, respectively	45,619,088	38,452,431
Unbilled receivables	5,582,864	17,258,245
Inventory	750,550	693,432
Other current assets	4,427,874	3,384,123

Total current assets	58,861,304	62,344,299

Property and equipment, at cost:	102,527,665	75,631,856
Less accumulated depreciation	(7,350,208)	(6,279,126)

Net property and equipment	95,177,457	69,352,730

Other assets:
Restricted cash	76,376,212	4,813,662
Other assets	14,434,065	6,301,527

Total assets	$244,849,038	$142,812,218

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,342,126	$31,250,286
Accrued expenses	5,493,916	9,743,789
Line of credit	—	4,218,470
Notes payable, current portion	1,230,335	3,608,132
Other current liabilities	14,303,960	14,676,510

Total current liabilities	51,370,337	63,497,187
Notes payable, net of current portion	109,165,319	9,759,385
Line of credit	8,066,810	—
Deferred income taxes	6,055,665	5,007,363

Total liabilities	174,658,131	78,263,935

Commitments and contingencies
Stockholders’ equity:
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 14,836,667 shares issued and outstanding in 2007 and 2006	148,367	148,367
Preferred Stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding in 2007 and 2006	—	—
Accumulated other comprehensive income	782,252	894,956
Retained earnings	69,260,288	63,504,960

Total stockholders’ equity	70,190,907	64,548,283

Total liabilities and stockholders’ equity	$244,849,038	$142,812,218

Reference is made to the Notes to the Condensed Consolidated Financial Statements
contained in the Quarterly Report on Form 10-Q of Superior Offshore International, Inc.

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Selected Operating Data

	2006				2007
	Q1	Q2	Q3	Q4	Q1
Number of vessels (as of end of period) (1)	6	7	7	8	9
Number of vessel revenue days (2):
Owned and long-term charter	236	363	330	380	196
Short-term charter	521	291	247	318	408
Total vessel revenue days	757	654	577	698	604

Vessel utilization (3)	91%	93%	85%	88%	45%

(1)	The number of vessels as of the end of each period represents the Company’s DP and four-point vessels owned or under long-term charter. Vessels acquired are treated as added to the Company’s fleet as of the date the Company purchased the vessel. Vessels under long-term charter are treated as part of the Company’s fleet during the term of the charter. The Company defines long-term charters as charters of six months or longer. The Company’s method of computation of number of vessels may or may not be comparable to other similarly titled measures of other companies. The number of vessels for the first and second quarters of 2006 includes the Company’s ownership of the Gulf Diver IV and the Gulf Diver VI, which were owned but not in service during those periods. The number of vessels for the third and fourth quarters of 2006 includes the Company’s ownership of the Gulf Diver IV, which was owned but not in service during those periods, and the Company’s charter of the American Salvor, which was under long-term charter but not in service during those periods. The number of vessels for the fourth quarter of 2006 and the first quarter of 2007 also includes the Company’s charter of the Gulmar Condor, which was under long-term charter but not in service during that period.

(2)	The number of vessel revenue days is the total number of days the vessels generated revenue. The Company’s method of computation of number of vessel revenue days may or may not be comparable to other similarly titled measures of other companies.

(3)	Average vessel utilization is calculated by dividing the total number of days our owned or long-term chartered vessels generated revenues by the total number of days the vessels were available for service in each period and does not reflect days during the period between the dates vessels were acquired and initially placed in service and days vessels were in drydock for regulatory-related inspections and maintenance. The Company’s method of computation of vessel utilization may or may not be comparable to other similarly titled measures of other companies.

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Reconciliation of EBITDA
     The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. In this news release, we disclose EBITDA, a non-GAAP financial measure. EBITDA is calculated as net income (loss) before interest expense (income), provision for income taxes and depreciation and amortization.
     EBITDA is included in this news release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested persons in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. In addition, we utilize EBITDA in evaluating acquisition opportunities. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness.
     EBITDA is not a substitute for the GAAP measures of net income (loss) or cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for us may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes interest expense, provision for income taxes and depreciation and amortization.
     The following table reconciles EBITDA with our net income and with our net cash provided by operating activities.

	Three Months Ended
	March 31,
	2007	2006
	(dollars in thousands)
Net income	$6,185	$11,917
Plus: interest expense (income), net*	(225)	335
Plus: depreciation and amortization	1,170	732
Plus: provision for income taxes	3,050	6,416

EBIDTA	10,180	19,400

Less: interest expense (income), net*	225	(335)
Less: provision for income taxes	(3,050)	(6,416)
Plus: loss on disposal of assets	(24)	—
Plus: allowance for doubtful accounts	71	167
Less: increase in accounts receivable	4,437	(11,585)
Less: increase in income tax receivable	—	—
Less: increase in inventory	(57)	(19)
Less: increase in prepaids and other assets	(2,818)	787
Plus: increase in accounts payable and accrued expenses	(5,158)	3,073
Plus: increase in income taxes payable	(120)	1,967
Plus: increase in other liabilities	—	57
Plus: increase in deferred income taxes	1,176	—

Net cash provided by operating activities	$4,862	$7,096

*	Interest expense (income) for the three months ended March 31, 2007 and 2006 is net of $185,526 and $371,349 in interest expense for the respective periods.